UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2006

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On July 11, 2006, we entered into the third amendment to our loan and security agreement with Silicon Valley Bank, effective June 28, 2006. Under the terms of the third amendment, we have extended our $15 million revolving line of credit with Silicon Valley Bank for an additional ninety (90) days from June 28, 2006, while we continue to review alternative debt facilities. The third amendment to the Silicon Valley Bank loan and security agreement also updated the terms of the requirement that TiVo maintain a certain pre-determined Tangible Net Worth (as defined in the third amendment). Otherwise, the terms of the loan and security agreement remain substantially the same as previously disclosed. The line of credit terminates and any and all borrowings are due on September 28, 2006, but may be terminated earlier by us without penalty upon written notice and prompt repayment of all amounts borrowed.

The foregoing description of the Amendment No. 3 to Loan and Security Agreement, effective as of June 28, 2006, with Silicon Valley Bank is qualified in its entirety by reference to the provisions of the agreement that are filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) The following exhibits are included with this Report:

Exhibit No.	Description
10.1	Amendment No. 3 to Loan and Security Agreement, effective as of June 28, 2006, between Silicon Valley Bank and TiVo Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: July 12, 2006	By:	/s/ Stuart West
Stuart West
Acting Chief Financial Officer
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 3 to Loan and Security Agreement, effective as of June 28, 2006, between Silicon Valley Bank and TiVo Inc.